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                                                                      Exhibit 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 22, 2002

Dear Sir/Madam:

We have read paragraphs 1 through 4 of Item 4 included in the Form 8-K dated March 19, 2002, of BMC Software, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP

Copy to:  Mr. John Cox
Chief Financial Officer
BMC Software, Inc.